Date: January 16, 2020

News Release – Acquisition Letter of Intent

Parks! America, Inc. Announces Letter of Intent

to Acquire Aggieland Safari Adventure Zoo and Safari Park

PINE MOUNTAIN, Georgia, January 16, 2020 – Parks! America, Inc. (OTCPink: PRKA) (the “Company” or “Parks! America”), is pleased to announce that it has entered into a non-binding letter of intent (the “LOI”) effective January 15, 2020, to acquire substantially all the assets of Aggieland Safari, Inc. (“Aggieland”), primarily the Aggieland Safari Adventure Zoo and Safari Park (“Aggieland Safari”). Aggieland Safari is situated on 250 acres of a 450 acre property, located in Bryan, Texas, approximately 25 miles northeast of College Station and 120 miles northwest of downtown Houston.

“We are very pleased with the opportunity to add a very high quality asset to our portfolio of wild animal safari parks,” commented Dale Van Voorhis, Chairman & CEO. “Aggieland Safari fits well in our existing park mix, providing geographic diversification. Aggieland Safari is a new park, having recently completed a successful inaugural season. Aggieland Safari has a high quality infrastructure and is home to over 1,000 animals, birds and reptiles. We believe Parks! America will add value with our expertise in operating and marketing unique wild animal experiences.”

In exchange for Aggieland, the Company has agreed to a purchase price of $7.5 million, which the Company intends to fund with a combination of available cash and new financing. Aggieland has granted Parks! America a 90-day exclusivity period to complete its due diligence and execute a definitive agreement. The transaction is subject to various conditions, including but not limited to the following:

•the negotiation and execution of a definitive agreement;

•completion of satisfactory due diligence of Aggieland;

•the Company’s ability to obtain financing of not less than $5.0 million to complete the transaction;

•satisfactory completion of an audit of Aggieland for the year ended December 31, 2019; and

•the receipt of all regulatory, corporate, shareholder and third-party approvals, and the fulfillment of all regulatory requirements and conditions necessary to complete the transaction.

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended September 29, 2019, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2019.

Contact:	Todd R. White

Chief Financial Officer
(706) 663-8744
todd.white@animalsafari.com